Exhibit 99


          Marine Products Corporation Reports Third Quarter Results

     * Net sales for the quarter increased 40.6 percent over prior year

     * Diluted Earnings per share for the quarter were $0.23, an increase of
       35.3 percent over prior year

    ATLANTA, Oct. 27 /PRNewswire-FirstCall/ -- Marine Products Corporation (Amex: MPX) announced its unaudited results for the quarter ended September 30, 2004. Marine Products is a leading manufacturer of fiberglass boats under two brand names: sterndrive and inboard pleasure boats by Chaparral, including SSi Sportboats, Sunesta Deckboats, and Signature Cruisers, and outboard sport fishing boats by Robalo.
    For the quarter ended September 30, 2004, Marine Products generated net sales of $63,129,000, a 40.6 percent increase compared to $44,903,000 last year. The increase in net sales was due to a 30.1 percent increase in the number of boats sold, a 7.9 percent increase in the average sales price per boat, and an increase in parts and accessories sales. All four boat lines experienced increased unit sales and higher average sales prices. The increase in unit sales was highlighted by increased sales of Robalo sport fishing boats and SSi Sportboats. The increase in average sales prices was due to higher sales of larger SSi Sportboats, and a favorable model mix at Robalo. Gross profit for the quarter was $17,117,000, or 27.1 percent of net sales, compared to $11,503,000, or 25.6 percent of net sales, in the prior year. The increase in gross profit as a percentage of net sales was due primarily to higher average sales prices and production efficiencies realized at higher production volumes.
    Operating income for the quarter was $9,642,000, a 46.8 percent increase compared to the third quarter last year due to higher gross profit, partially offset by higher selling, general and administrative expenses. Operating income was 15.3 percent of net sales for the quarter compared to 14.6 percent of net sales in the prior year. Selling, general and administrative expenses increased primarily due to costs that vary with sales and profitability, such as sales commissions, other incentive compensation and warranty expense, but also included increased costs associated with public company compliance. As a percentage of net sales, selling, general and administrative expenses increased to 11.8 percent in the third quarter compared to 11.0 percent last year.
    Net income for the quarter ended September 30, 2004 was $6,244,000, a 40.0 percent increase compared to $4,459,000 in the prior year. Net income increased due to higher operating income, partially offset by a higher effective tax rate compared to the prior year. The effective income tax rate during the third quarter was 36.2 percent compared to an effective tax rate of
32.9 percent in the prior year. The income tax provision in the third quarter of 2003 included an adjustment to reduce the estimated effective tax rate from 36 percent to 35 percent. The effective tax rate change increased 2003 third quarter net income by approximately $140,000, or $0.01 per diluted share. Diluted earnings per share for the quarter were $0.23, a 35.3 percent increase compared to $0.17 diluted earnings per share in the prior year.
    Net sales for the nine months ended September 30, 2004 were $189,734,000, a 29.1 percent increase from the first nine months of 2003. Net income for the nine-month period increased 34.3 percent to $18,286,000 or $0.67 diluted earnings per share compared to $13,614,000 or $0.51 diluted earnings per share in the prior year.
    Richard A. Hubbell, Marine Products' Chief Executive Officer stated, "The third quarter results of 2004 continue to reflect our strong performance that began over two years ago. All of our lines sold well this quarter, and our overall model mix improved average sales prices as well. Dealer inventory has increased over historically low levels of one year ago. However, our order backlog at the end of the quarter is higher than at the same time last year, indicating continued strong demand from our dealers. We recently held our dealer conferences for Chaparral and Robalo, and the indications from these meetings are that dealer orders will continue to be strong during the fourth quarter and into the winter boat show season.
    Hubbell continued, "The end of the third quarter was marked by several severe hurricanes in Florida, which is a large boating market and an important market for Marine Products Corporation. We are pleased to report that our financial results for the quarter were not negatively impacted by these storms, due to our backlog of orders from dealers in the other markets we serve. Furthermore, all of our dealers in the areas impacted by these storms have resumed normal operations. Shipments to our Florida dealers that were delayed by the hurricanes in September were made early in the fourth quarter."
    Marine Products Corporation (Amex: MPX) designs, manufactures and distributes premium-branded Chaparral sterndrive and inboard pleasure boats and Robalo sport fishing boats, and continues to diversify its product line through product innovation and strategic acquisition. With premium brands, a solid capital structure, and a strong independent dealer network, Marine Products Corporation is prepared to capitalize on opportunities to increase its market share and to generate superior financial performance to build long-term shareholder value. For more information on Marine Products Corporation visit our website at http://www.marineproductscorp.com.
    Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding our ability to take advantage of market opportunities, increase our market share, and build long-term shareholder value, and our belief that dealer orders will continue to be strong in the fourth quarter of this year and into the winter boat show season. These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Marine Products Corporation to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. These risks include possible decreases in the level of consumer confidence impacting discretionary spending, business interruptions due to adverse weather conditions, increased interest rates, changes in consumer preferences, deterioration in the quality of Marine Products' network of independent boat dealers or availability of financing of their inventory, and competition from other boat manufacturers and dealers. Additional discussion of factors that could cause the actual results to differ materially from management's projections, forecasts, estimates and expectations is contained in Marine Products' Form 10-K, filed with the Securities and Exchange Commission for the year ending December 31, 2003.
    Marine Products Corporation will host a conference call to review the Company's financial and operating results on Wednesday, October 27, 2004 at 9 a.m. Eastern Time. Individuals wishing to participate in the conference call should call (866) 864-9123 or (706) 679-5285 for international callers. For interested individuals unable to join the call, a replay will be available until midnight on November 3, 2004 by dialing (800) 642-1687 or
(706) 645-9291, conference ID 1365355. This call also will be broadcast and archived on the company's investor Web site at http://www.marineproductscorp.com. Interested parties are encouraged to click on the webcast link 10-15 minutes prior to the start of the conference call.

    For information about Marine Products Corporation, please contact:
     BEN M. PALMER
     Chief Financial Officer
     404.321.7910
     irdept@marineproductscorp.com

     JIM LANDERS
     Corporate Finance
     404.321.2162


    MARINE PRODUCTS CORPORATION AND SUBSIDIARIES

    CONSOLIDATED STATEMENTS OF INCOME (In thousands except per share data) Periods ended September 30, (Unaudited)
                                               Third Quarter
                                                                     % BETTER
                                              2004        2003        (WORSE)
    Net Sales                               $63,129     $44,903        40.6  %
    Cost of Goods Sold                       46,012      33,400       (37.8)
    Gross Profit                             17,117      11,503        48.8
    Selling, General and Administrative
     Expenses                                 7,475       4,937       (51.4)
    Operating Income                          9,642       6,566        46.8
    Interest Income                             139          75        85.3
    Income Before Income Taxes                9,781       6,641        47.3
    Income Tax Provision                      3,537       2,182       (62.1)
    NET INCOME                               $6,244      $4,459        40.0  %

    EARNINGS PER SHARE
       Basic                                  $0.24       $0.18        33.3  %
       Diluted                                $0.23       $0.17        35.3  %

    AVERAGE SHARES OUTSTANDING
       Basic                                 25,699      25,405
       Diluted                               27,202      26,847


                                                  Nine Months
                                                                     % BETTER
                                               2004         2003      (WORSE)
    Net Sales                               $189,734     $146,961      29.1  %
    Cost of Goods Sold                       139,923      109,815     (27.4)
    Gross Profit                              49,811       37,146      34.1
    Selling, General and Administrative
     Expenses                                 22,130       16,611     (33.2)
    Operating Income                          27,681       20,535      34.8
    Interest Income                              375          410      (8.5)
    Income Before Income Taxes                28,056       20,945      34.0
    Income Tax Provision                       9,770        7,331     (33.3)
    NET INCOME                               $18,286      $13,614      34.3  %

    EARNINGS PER SHARE
       Basic                                   $0.71        $0.54      31.5  %
       Diluted                                 $0.67        $0.51      31.4  %

    AVERAGE SHARES OUTSTANDING
       Basic                                  25,618       25,362
       Diluted                                27,166       26,788


    MARINE PRODUCTS CORPORATION AND SUBSIDIARIES

    CONSOLIDATED BALANCE SHEETS
    At September 30, (Unaudited)                          (in thousands)
                                                      2004              2003
    ASSETS
    Cash and cash equivalents                       $34,757           $21,629
    Marketable securities                             5,291             1,689
    Accounts receivable, net                          4,762             6,784
    Inventories                                      25,908            19,890
    Income taxes receivable                             945             1,265
    Deferred income taxes                             2,442             1,979
    Prepaid expenses and other current assets           974               816
      Total current assets                           75,079            54,052
    Property, plant and equipment, net               18,212            17,955
    Intangibles, net                                  3,788             3,828
    Marketable securities                             5,762             5,557
    Other assets                                      2,488             1,366
      Total assets                                 $105,329           $82,758


    LIABILITIES AND STOCKHOLDERS' EQUITY
    Accounts payable                                 $7,824            $4,534
    Other accrued expenses                            9,158             7,559
      Total current liabilities                      16,982            12,093
    Pension liabilities                               2,323             1,277
    Deferred income taxes                               772             1,131
    Other long-term liabilities                       1,734             1,557
      Total liabilities                              21,811            16,058
    Common stock                                      2,596             2,573
    Capital in excess of par value                   35,825            35,716
    Retained earnings                                47,609            28,637
    Accumulated other comprehensive (loss) income      (515)               30
    Deferred compensation                            (1,997)             (256)
      Total stockholders' equity                     83,518            66,700
      Total liabilities and stockholders' equity   $105,329           $82,758

    Certain prior year balances have been reclassified to conform with the current year presentation.


    MARINE PRODUCTS CORPORATION AND SUBSIDIARIES

    CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

    NINE MONTHS ENDED SEPTEMBER 30, (Unaudited)            (in thousands)
                                                         2004           2003
    Operating Activities:
       Net income                                      $18,286        $13,614
       Depreciation, amortization and other non-cash
        charges                                          1,921          1,741
       Other net changes in operating activities            24         (3,278)
           Net cash provided by operating activities    20,231         12,077

    Investing Activities:
      Capital expenditures                              (2,146)        (3,372)
      Other investing activities                        (3,774)          (603)
           Net cash used for investing activities       (5,920)        (3,975)

    Financing Activities:
      Payment of dividends                              (3,086)        (2,051)
      Cash paid for common stock purchased and retired  (3,544)        (2,271)
      Other financing activities                           832            569
           Net cash used for financing activities       (5,798)        (3,753)

      Net increase in cash and cash equivalents          8,513          4,349
      Cash and cash equivalents at beginning of period  26,244         17,280
      Cash and cash equivalents at end of period       $34,757        $21,629

SOURCE  Marine Products Corporation
    -0-                             10/27/2004
    /CONTACT: Ben M. Palmer, Chief Financial Officer, +1-404-321-7910, or irdept@marineproductscorp.com, or Jim Landers, Corporate Finance,
+1-404-321-2162, both of Marine Products Corporation/
    /Web site:  http://www.marineproductscorp.com/
    (MPX)

CO:  Marine Products Corporation
ST:  Georgia
IN:  MAR REA
SU:  ERN CCA MAV